Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Xerium Technologies, Inc. 2010 Equity Incentive Plan of our reports dated March 26, 2010, with respect to the consolidated financial statements and schedule of Xerium Technologies, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of Xerium Technologies, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Raleigh, North Carolina

May 27, 2010